Exhibit 4.1
LOCKUP AGREEMENT
     LOCKUP AGREEMENT, dated as of                     , 2007 by and among Federal-Mogul Corporation, a Delaware corporation (the “Company”), Federal-Mogul U.S. Asbestos Personal Injury Trust (individually and collectively with its Affiliates and permitted successors and assigns, the “Trust”) and Thornwood Associates Limited Partnership (individually and collectively with its Affiliates and successors and permitted assigns, the “Class A Stockholder”).
RECITALS:
     WHEREAS, on October 1, 2001, the Company and certain of its affiliates (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);
     WHEREAS, on                      2007, the Bankruptcy Court entered an order confirming the Joint Plan of Reorganization (the “Plan”) of the Debtors;
     WHEREAS, the Plan, among other things, provides that the Company, as reorganized pursuant to the Plan, shall on the Effective Date issue 100,000,000 shares of common stock, par value $.01 per share (“Shares”), of which 50,100,000 shares of Class B Common Stock, constituting 50.1% of the issued and outstanding Shares of all classes, shall be allocated on the Effective Date to the Trust and 49,900,000 shares of Class A Common Stock, constituting 49.9% of the issued and outstanding Shares of all classes, shall be distributed on the Effective Date to the Disbursing Agent for further distribution on the Effective Date, pro rata, to the holders of Allowed Noteholder Claims (as such terms are defined in the Plan);
     WHEREAS, upon distribution of the common stock of the Company pursuant to the Plan, the Stockholder Parties shall on the Effective Date own                      Shares, constituting                     % of the issued and outstanding Shares;
     WHEREAS, pursuant to Section 8.3.5 of the Plan, 6,958,333 shares of Class B Common Stock will be owned by the Trust and held by the Company as collateral for a $125,000,000 note to be made by the Trust in favor of the Company;
     WHEREAS, pursuant to the Plan, 2,226,667 shares of Class B Common Stock will be held in escrow by the Company for the benefit of the Trust (the “Escrowed Shares”) pending resolution of the Chester Street Claims (as such term is defined in the Plan) and, if and to the extent that any such Escrowed Shares are returned or returnable to the Trust following the resolution of the Chester Street Claims (the “Returned Shares”), such Returned Shares shall be subject to the terms and conditions set forth in this Agreement;
     WHEREAS, pursuant to Section 8.22.4.2(c) of the Plan, 7,793,333 shares of the Class B Common Stock may be owned by the Trust and held by the Company as collateral for a $140,000,000 note to be issued to the Company by the Trust; and

     WHEREAS, the parties believe it to be in the best interest of the Company to provide for continuity and consistency in management of the Company and that to preserve such continuity and consistency, it is advisable to impose certain restrictions on the Stockholder Parties.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
     1. Definitions. Unless otherwise provided in this Agreement, capitalized terms used herein shall have the following meanings:
     “Affiliate” means, with respect to any particular Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For the purpose of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Board” means the Board of Directors of the Company.
     The phrase “bona fide and legally binding nature of the transaction” as used in Sections 3(c) and 3(d) shall mean that: (i) the prospective Transferee(s) shall be legally bound to purchase for cash the shares proposed to be transferred, pursuant to a fully executed agreement that has been delivered to the Restricted Stockholder, containing (A) no conditions to closing other than a condition that no Material Adverse Change shall have occurred between the date of signing and the date of closing of the documentation relating to the proposed Transfer and (B) no financing or other contingencies; (ii) if the prospective Transferee(s) is a newly formed subsidiary or other company formed substantially for such purpose with no material pre-existing business, the Transferee’s obligations shall be fully and unconditionally guaranteed by a credit-worthy party (which guarantee shall be a guarantee of prompt and complete payment and performance and not merely of collection); and (iii) the Transferee and/or such guarantor shall have delivered to the Restricted Stockholder a signed statement from a Qualified Bank certifying that the Transferee and/or such guarantor has available funds to effect the purchase of the shares proposed to be transferred; provided, however, that: (1) any Offer Notice pertaining to a proposed transaction between the Trust and a Qualified Bank involving the transfer of not more than 3% of the issued and outstanding Shares shall not be required to demonstrate the matters described in the foregoing clauses (i), (ii) and (iii) if, but only if, either (A) the Qualified Bank represents in writing to the Class A Stockholder that the Transfer is for its own account and that it has no written or oral arrangements to resell or otherwise Transfer the Shares or (B) if there is such a resale or other Transfer arrangement, the Qualified Bank discloses in writing to the Class A Stockholder the identity of the ultimate Transferee and whether such resale shall result in any Transferee other than a Qualified Bank holding 5% or more of the issued and outstanding Shares; and (2) the Restricted Stockholder shall have the right, pursuant to Section 3(f), to contest the bona fide and legally binding nature of any such transaction.
     “Business Day” means any day other than a Saturday, Sunday or any day on which banks are authorized or required to be closed in New York, New York.
     “Class A Stockholder” has the meaning set forth in the first paragraph hereof.

     “Company” has the meaning set forth in the first paragraph hereof.
     “Effective Date” shall have the meaning given such term in the Plan.
     “Initial Lock-up Date” shall mean six (6) months after the Effective Date.
     “Market Price Per Share” shall mean, as of any date, (a) the daily closing price per share of the Class A Common Stock for the immediately preceding trading day; or (b) if no such price is available, the price determined by the Board in its reasonable discretion.
     “Material Adverse Change” shall mean any change, occurrence, or development that has a material and adverse effect on the business, assets, liabilities, results of operation, prospects, or financial condition of the business of the Company, taken as a whole, but shall exclude any effect (i) resulting from a general economic downturn, (ii) affecting companies in the OEM automotive parts industry generally, or (iii) resulting from the proposed sale of Shares to a prospective Transferee identified in any Offering Notice.
     “Offering” shall mean an underwritten public offering of Shares pursuant to a registration statement filed with, and declared effective by, the SEC.
     “Offer Notice” has the meaning provided in Section 3(b).
     “Offer Price” shall be deemed to mean, with respect to any Offer Notice relating to an Offering, 93% of the lower of: (i) the closing price per share of the Class A Common Stock on the trading day immediately preceding the date of announcement of such Offering; or (ii) the average closing price per share of the Class A Common Stock over the 15 trading days immediately following the date of announcement of such Offering.
     “Permitted Transferee” has the meaning set forth in Section 3(e).
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
     “Plan” has the meaning set forth in the Preamble hereof.
     “Qualified Bank” shall mean a nationally recognized investment banking firm specializing in corporate transactional work and having assets of not less than $[___] billion.
     “Restricted Stockholder” means (i) the Class A Stockholder, (ii) any person or entity that acquires Shares of Class A Common Stock in a transaction governed by Section 3(d) of this Lockup Agreement (other than a Transfer of Shares pursuant to a registration statement filed with the SEC) in which the Trust does not exercise its rights under such Section 3(d), and (iii) any Affiliate of any of the foregoing.
     “SEC” means the United States Securities and Exchange Commission.

     “Stock Option Agreement” means the Stock Option Agreement by and between the Trust and Thornwood Associates Limited Partnership, dated                     , 2007.
     “Stockholder Party” means the Trust or the Class A Stockholder.
     “Transfer” means any sale, transfer, exchange, or other direct or indirect disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law) or the acts thereof; however, such term shall not include any bona fide pledge, mortgage, grant of security interest or other encumbrance but such term shall include the foreclosure or other realization of such a pledge, mortgage security interest or encumbrance. “Transfer” shall also include the sale, transfer, exchange, or other direct or indirect disposition of a direct or indirect controlling interest in a Stockholder Party. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings. For purposes of this Lockup Agreement, a “Transfer” shall be deemed to have occurred if (i) a Stockholder Party is an entity and (ii) direct or indirect control of such Stockholder Party is acquired by a person or entity other than a Permitted Transferee (as defined in Section 3(g) hereof). For purposes of this definition, “control” has the same meaning as ascribed above in connection with the definition of “Affiliate.”
     “Transferring Stockholder” means the Stockholder Party which initially proposes to Transfer any Shares pursuant to Section 3(d) hereof.
     “Trust” has the meaning set forth in the first paragraph hereof.
     2. Due Authorization; No Conflicting Agreement. Each party hereto represents and warrants that (i) this Agreement has been duly authorized, executed and delivered by such party and constitutes the valid and binding obligation of such party, enforceable in accordance with its terms, and (ii) such party has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement. No Stockholder Party shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.
     3. Restrictions on Transfer of Existing Stockholder Shares.
          (a) Transfer Restrictions. Each Stockholder Party shall abide by the provisions set forth in this Section 3 with respect to a Transfer of any of its Shares (including, in the case of the Trust, any Returned Shares); provided, however, that the provisions of this Section 3 shall not apply with respect to any Transfer made by the Trust pursuant to the Stock Option Agreement. In no event shall any Stockholder Party make any Transfer of its Shares (including, in the case of the Trust, any Returned Shares) prior to the Initial Lock-up Date, except as permitted by Section 3(g) or by the Stock Option Agreement.
          (b) Public Transfers by Trust. In any 90-day period, the Trust may Transfer such number of Shares equal to up to one percent of all of the issued and outstanding Shares at the Market Price Per Share in one or more transactions satisfying the “manner of sale” requirements of subsection (f) of Rule 144 promulgated under the Securities Act of 1933; provided, however that the Trust shall first offer to sell such shares to the Class A Stockholder at the Market Price Per Share in a written offer. If the Class A Stockholder does not accept the

Trust’s offer within one (1) Business Day of receipt of such written offer, (i) the Class A Stockholder shall be deemed to have rejected the Trust’s offer, and (ii) for three (3) Business Days after the Trust’s offer has been rejected by the Class A Stockholder, the Trust may offer to Transfer the same such number of Shares in a transaction satisfying the “manner of sale” requirements of subsection (f) of Rule 144 promulgated under the Securities Act of 1933. If the Class A Stockholder accepts the Trust’s offer pursuant to this Section 3(b), the Class A Stockholder shall deliver payment to the Trust within three (3) Business Days, and the Trust shall Transfer the offered shares to the Class A Stockholder simultaneously with receipt of payment from the Class A Stockholder.
          (c) Right of First Offer on Sales by Trust at or below Market Price. Within any three hundred sixty five (365) day period, the Trust may, in one or more transactions, Transfer up to twenty percent (20%) of the issued and outstanding Shares at or below the Market Price Per Share. For purposes of this Section 3(c), Transfers by the Trust permitted by Section 3(b) shall be counted toward such twenty percent (20%). Before the Trust may transfer any shares pursuant to this Section 3(c), the Trust shall first deliver a written notice (an “Offer Notice”) to the Class A Stockholder. The Offer Notice shall (i) (a) contain unconditional representations of the prospective Transferee as to the bona fide and legally binding nature of the transaction, (b) contain unconditional representations of the Trust as to clauses (i) and (ii) of the defined term “bona fide and legally binding nature of the transaction”, and (c) contain unconditional representations of a Qualified Bank as to clause (iii) of the defined term “bona fide and legally binding nature of the transaction”, (ii) disclose in reasonable detail the proposed number of Shares to be Transferred, the proposed terms and conditions of the Transfer and the identity of the prospective Transferee(s), and (iii) offer to Transfer the same number of shares to the Class A Stockholder on the same terms and conditions as the Trust proposes to Transfer the shares to the prospective Transferee(s) identified in the Offer Notice; it being agreed that any document that does not satisfy items (i), (ii) and (iii) of this sentence shall not be deemed to be a valid Offer Notice, in which case no Shares may be Transferred pursuant thereto. The consideration offered in such proposed Transfer must be solely cash. The Trust’s Offer to the Class A Stockholder shall remain open for five (5) Business Days after delivery of the Offer Notice. If the Class A Stockholder does not accept the Trust’s offer prior to 5:00 p.m. New York City time on the fifth (5th) Business Day after the Trust’s delivery of the Offer Notice to the Class A Stockholder, (x) the Class A Stockholder shall be deemed to have rejected the Trust’s offer, and (y) for the next ten (10) Business Days (commencing the Business Day after receipt of such actual or deemed rejection), the Trust may effect the proposed Transfer to the prospective Transferee(s) at the price and on those terms specified in the Offer Notice. If the Class A Stockholder accepts the Trust’s offer pursuant to this Section 3(c), the Class A Stockholder shall deliver payment to the Trust in the manner specified in the Offer Notice but in any event not later than ten (10) days following receipt of the Offer Notice, and the Trust shall Transfer the offered shares to the Class A Stockholder simultaneously with the receipt of payment from the Class A Stockholder.
          (d) Right of First Offer and Co-Sale Right on Sales in Excess of Market Price. If any Stockholder Party proposes to Transfer any Shares at a price per share in excess of the Market Price Per Share, other than in a transaction pursuant to Section 3(b) of this Agreement, or if the Trust proposes to Transfer more than 20% of the issued and outstanding Shares in any 365-day period at or below the Market Price Per Share (provided that Transfers by the Trust otherwise permitted by Sections 3(b) and 3(c) shall be counted toward such 20%), then the Transferring Stockholder shall deliver an Offer Notice to the other Stockholder Party offering the other Stockholder Party the right either (i) to purchase all of the Shares proposed to be Transferred by the Transferring Stockholder at the same price per share and on the same terms specified in the Offer Notice, or (ii) to participate as a transferring stockholder in the proposed Transfer at the same price per share and on the same terms specified in the Offer Notice. The Offer Notice shall (i) (a) contain unconditional representations of the prospective Transferee as to the bona fide and legally binding nature of the transaction, (b) contain unconditional representations of the Transferring Stockholder as to clauses (i) and (ii) of the defined term “bona fide and legally binding nature of the transaction”, and (c) contain unconditional representations of a Qualified Bank as to clause (iii) of the defined term “bona fide and legally binding nature of the transaction”, and (ii) disclose in reasonable detail the proposed number of Shares to be Transferred, the proposed terms and conditions of the Transfer and the identity of the prospective Transferee(s); it being agreed that any document that does not satisfy items (i) and (ii) of this sentence and items (i) and (ii) of the immediately preceding sentence shall not be deemed to be a valid Offer Notice, in which case no Shares may be Transferred pursuant thereto. The Transferring Stockholder’s offer to the other Stockholder Party shall remain open for five (5) Business Days after the delivery of the Offer Notice. If the other Stockholder Party does not accept the Transferring Stockholder’s offer prior to 5:00 p.m. New York City time on the fifth (5th) Business Day after the Transferring Stockholder’s delivery of the Offer Notice to the other Stockholder Party, (i) the other Stockholder Party shall be deemed to have rejected the Transferring Stockholder’s offer, and (ii) for the next ten (10) Business Days (commencing the Business Day after receipt of such actual or deemed rejection), the Transferring Stockholder may effect the Proposed Transfer to the prospective Transferee(s) at the price and on those terms specified in the Offer Notice. If the other Stockholder Party exercises its rights under this Section 3(d) to purchase all of the Shares proposed to be Transferred by the Transferring Stockholder, the other Stockholder Party shall deliver payment to the Transferring Stockholder in the manner specified in the Offer Notice but in any event not later than ten (10) days following receipt of the Offer Notice, and the Transfer of such shares shall be consummated simultaneously with the receipt of payment from the other Stockholder Party. The other Stockholder Party shall have until 5:00 p.m. New York City time on the fifth (5th) Business Day after delivery of the Offer Notice to deliver written notice to the Stockholder Party (i) stating the other Stockholder Party’s election to exercise its rights under this Section 3(d) to participate as a transferring stockholder in the proposed Transfer, and (ii) stating the number of shares to be delivered by the other Stockholder Party to the Transferee(s). If the other Stockholder Party exercises its rights under this Section 3(d) to participate as a transferring stockholder in the proposed Transfer, (a) the number of such other Stockholder Party’s shares entitled to participate in the contemplated Transfer shall, at its option, be up to the percentage of the Shares proposed to be Transferred that is equal to (i) the number of Shares owned by such other Stockholder Party divided by (ii) the total number of Shares owned by the Stockholder Parties (including the Escrowed Shares), (b) the Transferring Stockholder shall have ten (10) Business Days (commencing the Business Day after receipt of the other Stockholder Party’s notice of its election to participate as a transferring stockholder) to effect the Proposed Transfer to the prospective Transferee(s) at the price and on those terms specified in the Offer Notice, and (c) the other Stockholder Party shall deliver its shares to be transferred simultaneously with the receipt of payment from the Proposed Transferee. For example, assuming that the Trust held 30,000,000 Shares (including the

Escrowed Shares) and the Restricted Stockholder held 20,000,000 shares, if the Trust were to propose the Transfer of 20,000,000 shares, and if the Restricted Stockholder elected to participate fully, it would be permitted to Transfer 40% of the Shares proposed to be Transferred, or 8,000,000 Shares, and the Trust would be permitted to Transfer the balance, or 12,000,000 Shares. If the other Stockholder Party does not make either election as provided above, the Transferring Stockholder may, within ten (10) Business Days after the delivery of the Offer Notice, Transfer the full number of Shares described in the Offer Notice to the prospective Transferee(s) at a price and on other terms no more favorable than those specified in the Offer Notice.
     No Transferring Stockholder shall Transfer any of its Shares pursuant to this Section 3(d) to any prospective Transferee if such prospective Transferee declines to allow the participation of the other Stockholder Party. Each Stockholder Party electing to Transfer Shares pursuant to this Section 3(d) shall pay its pro rata share (based on the number of Shares to be Transferred) of the reasonable and documented out-of-pocket expenses incurred by the Transferring Stockholder in connection with such Transfer and shall be obligated to join on a pro rata basis (based on the number of Shares to be Transferred) in any indemnification or other obligations that the Transferring Stockholder agrees to provide in connection with such Transfer (other than any such obligations that relate specifically to a particular Stockholder such as indemnification with respect to representations and warranties given by a Stockholder regarding such stockholder’s title to and ownership of Shares; provided, that, no Stockholder shall be obligated in connection with such Transfer to agree to indemnify or hold harmless any Transferees with respect to an amount in excess of the net cash proceeds paid to such Stockholder in connection with such Transfer).
     In the event that the Trust declines to exercise its rights in connection with a Transfer by the Class A Stockholder under this Section 3(d), the restrictions contained in this Section 3 shall continue to be applicable to the Shares Transferred by the Class A Stockholder, and, as a condition to such Transfer, the Transferee shall be required to agree in writing to be bound by the provisions of this Agreement and shall be deemed to be a Class A Stockholder for all purposes of this Agreement; provided, however, that the foregoing requirements shall not apply in the case of any Transfer of Shares by the Class A Stockholder pursuant to a registration statement filed with the SEC which has become effective under the Securities Act of 1933, as amended.
          (e) Registered Public Offerings. In the event that any Offer Notice delivered by the Trust pursuant to Section 3(c) or Section 3(d) relates to a proposed transfer of Shares by the Trust pursuant to an Offering, the price per Share at which the Restricted Stockholder shall be entitled to purchase any or all of such shares shall be the Offer Price. The Trust’s offer to the Restricted Stockholder relating to an Offering shall remain open for five (5) Business Days after the delivery of the Offer Notice specifying the Offer Price. If the Restricted Stockholder does not accept the Trust’s offer prior to 5:00 p.m. New York City time on the fifth (5th) Business Day after the Trust’s delivery of the Offer Notice to the Restricted Stockholder, (i) the Restricted Stockholder shall be deemed to have rejected the Trust’s offer, and (ii) the Trust shall have the next ninety (90) Business Days (commencing the Business Day after receipt of such actual or deemed rejection) in which to effect the Offering. If the Restricted Stockholder exercises its rights under Section 3(d) to participate as a transferring stockholder in the proposed Offering, the number of the Restricted Stockholder’s shares entitled to participate in the contemplated Offering shall, at its option, be up to the percentage of the Shares contemplated to be sold in the Offering equal to (i) the number of Shares owned by the Restricted Stockholder divided by (ii) the total number of Shares owned by the Stockholder Parties. For example, assuming that the Trust held 30,000,000 Shares and the Restricted Stockholder held 20,000,000 shares, if the Trust were to propose an Offering of 20,000,000 shares, and if the Restricted Stockholder elected to participate fully, it would be permitted to sell in the Offering 40% of the Shares to be sold in the Offering, or 8,000,000 Shares, and the Trust would be permitted to sell in the Offering the balance, or 12,000,000 Shares.
          (f) Arbitration. Notwithstanding any provisions to the contrary contained herein, in the event that the Restricted Stockholder determines, in its sole discretion, that it is not satisfied with any Offer Notice delivered pursuant to Section 3(c) or Section 3(d) and so informs the Trust in writing (the “Challenge Notice”) within three (3) Business Days of its receipt of such Offer Notice, then the matter as to whether the proposed transaction is bona fide and of a legally binding nature shall be determined in a fast track arbitration proceeding by an independent arbitrator with no existing relationship with any of the parties (the “Arbitrator”), pursuant to this Section 3(f). Within thirty (30) days of the execution of this Lockup Agreement the Trust and the Class A Stockholder will select a mutually acceptable arbitrator to conduct any arbitration. If the Trust and the Class A Stockholder cannot agree on an arbitrator each will select an arbitrator, and within sixty (60) days of the execution of this Lockup Agreement the selected arbitrators will select the arbitrator to conduct the arbitration. The Arbitrator shall determine within ten (10) days of the delivery of the Challenge Notes to the Trust whether the proposed transaction is bona fide and of a legally binding nature and the following procedures shall apply: (i) the Arbitrator may retain such professionals as it may reasonably determine to be necessary or appropriate in discharging its duties under this Section 3(f); (ii) each of the Restricted Stockholder and the Trust shall have the right to make one written submission to the Arbitrator regarding the disputed matter; (iii) each party shall have the right to make one written submission to the Arbitrator in response to the other party’s written submission; (iv) the Arbitrator may submit follow-up questions to either party, and such parties shall have the right to respond to such questioning by the Arbitrator; (iv) each party shall have the right to submit one written response to the other party’s response to the Arbitrator; and (vi) copies of all written materials submitted to the Arbitrator (and summaries of all discussions with the Arbitrator) shall be promptly provided to the other party. The Arbitrator shall promptly deliver to both parties its determination in writing and shall select either the position of the Restricted Stockholder or the Trust, and no compromise position. The fees and expenses of the Arbitrator shall be paid one-half by the Restricted Stockholder and one-half by the Trust. The determination of the Arbitrator shall be final, binding and conclusive for purposes of this Section 3(f) and enforceable as an arbitration award, and shall represent the exclusive remedy with respect to the determination of whether the proposed transaction is bona fide and of a legally binding nature. In the event of a decision: (i) in favor of the Trust, the Class A Stockholder shall have three (3) Business Days following the date of such decision in which to elect whether to purchase all of the Shares proposed to be Transferred in the challenged Offer Notice or to participate as a transferring stockholder in the proposed Transfer (and if the Class A Stockholder does not make either election, the Trust may, within ten (10) Business Days following the date of such decision, Transfer the full number of Shares described in the challenged Offer Notice as specified therein); and (ii) in favor of the Class A Stockholder, the challenged Offer Notice (and the proposed Transfer described therein) shall automatically become null and void.

          (g) Permitted Transfers. The restrictions set forth in this Section 3 shall not apply with respect to any Transfer of Shares by: (i) any Restricted Stockholder to its Affiliates (such transferees, collectively, “Permitted Transferees”); provided, that the restrictions contained in this Section 3 shall continue to be applicable to the Shares after any such Transfer, and provided, further, that such Permitted Transferees shall have agreed in writing to be bound by the provisions of this Agreement affecting the Shares so Transferred; (ii) the Trust to the Company in accordance with Section 8.3.5 of the Plan; and (iii) the Trust to the Company in accordance with Section 8.22.4.3(b) of the Plan, provided, that the restrictions contained in this Section 3 shall continue to be applicable to any and all Shares returned to the Trust by the Company pursuant to Section 8.3.5 of the Plan. Notwithstanding the foregoing, no party hereto shall avoid the provisions of this Agreement by making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee.
     4. Legend. For so long as this Agreement may remain in effect, each certificate evidencing Shares owned by the Trust or a Restricted Stockholder, and each certificate issued in exchange for or upon the Transfer (other than a Transfer by the Trust permitted by Section 3(b), Section 3(c) or Section 3(d) or a Transfer by a Restricted Stockholder pursuant to a registration statement filed with the SEC or Section 3(d)) of any such Shares, shall bear a legend in substantially the following form:
“The securities represented by this certificate are subject to a Lockup Agreement, dated as of                     , 2006, among the issuer of such securities (the “Corporation”) and certain of the Corporation’s stockholders, as may be amended and modified from time to time. A copy of such agreement shall be furnished without charge by the Corporation to the holder hereof upon written request.”
Upon request of a holder of such a certificate, the Company shall remove the foregoing legend from the certificate or issue to such holder a new certificate therefor free of any transfer legend, if (i) there is an effective registration statement covering the securities represented by such certificate or (ii) this Agreement shall no longer be in effect.
     5. Term of Agreement. This Agreement shall continue in full force and effect until either the Class A Stockholder or the Trust shall own less than fifteen percent (15%) of the outstanding common stock of the Company (without regard to any shares of common stock of any class or any options that may be issued to the Chief Executive Officer or other employees of the Company), whereupon this Agreement shall terminate immediately and the parties shall have no further rights hereunder. Notwithstanding the foregoing, if the Class A Stockholder beneficially owns at least 30% of the outstanding Class A Common Stock on the Effective Date, this Agreement shall not terminate for so long as the Class A Stockholder continues to beneficially own at least 2/3 of the Shares held by the Class A Stockholder on the Effective Date. Should the Class A Stockholder own in excess of 50% of the outstanding common stock and there is no Class B Common Stock outstanding, the Class A Stockholder may, by giving written notice to the Company, immediately terminate this Agreement.

     6. Miscellaneous.
          (a) This writing constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written agreement signed by the party or parties to be bound thereby.
          (b) No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.
          (c) This Agreement may not be assigned or delegated, in whole or in part, by any party hereto without the prior written consent of the other parties, except by operation of law in connection with a merger, consolidation or other reorganization of all or substantially all of the assets of such party, provided, that any such successor entity agrees in writing to be bound by all of the terms of this Agreement.
          (d) This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware, excluding the conflict of laws provision thereof. The parties hereto acknowledge and agree that the state and federal courts sitting in the State of Delaware shall have jurisdiction in any matter arising from this Agreement.
          (e) If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
          (f) Any notice or communication hereunder shall be in writing and shall be deemed given and delivered when delivered personally or sent by overnight courier or by certified or registered mail, postage prepaid, addressed to the Company at its principal office and to any Stockholder Party at the address shown in the records of the Company, or at such other address as such party may designate by written notice to the other parties hereto.
          (g) The Section headings contained herein are for the purposes of convenience only and are not intended to define or limit the content of said Sections.
          (h) This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which taken together shall constitute one and the same instrument.
[SIGNATURES TO FOLLOW]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first set forth above.

FEDERAL-MOGUL CORPORATION
By:
Name:
Title:

FEDERAL-MOGUL U.S. ASBESTOS PERSONAL INJURY TRUST
By:
Name:
Title:

THORNWOOD ASSOCIATES LIMITED PARTNERSHIP

By: Barberry Corp., its general partner

By:
Name:	Edward E. Mattner
Title:	Authorized Signatory

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